EXHIBIT 10.1

CONFIDENTIAL SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT

THIS CONFIDENTIAL SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT (“AGREEMENT”), effective on the last date executed below, is entered into between CANNAPHARMARX, INC., a Delaware Corporation (“CPRx”), on behalf of itself, its officers, directors (including GARY HERICK (“Herick”), GERALD CROCKER (“Crocker”), JAMES SMEEDING (“Smeeding”), MATHEW SHERWOOD (“Sherwood”), and ROBERT LIESS (“Liess”), in their individual and representative corporate capacities), owners, shareholders, employees, attorneys, representatives and agents (in their individual and representative corporate capacities), and CPRx’s parent, affiliated, predecessor, successor, subsidiary, and other related companies, including Golden Dragon Holding Co., CannaPharmaRx, Inc. (the privately held Colorado corporation), and CannaPharmaRx, Inc. Acquisition Corporation, and their officers, directors, owners, shareholders, employees, attorneys, representatives and agents (in their individual and representative corporate capacities), and each of them, jointly and severally (herein singularly and collectively called “the Company”), and GARY M. COHEN, on behalf of himself and his heirs, executors, guardians, administrators, successors, and assigns, and each of them, jointly and severally (herein singularly and collectively called “COHEN”), who agree to be bound by all of the terms and conditions hereof.

WHEREAS, COHEN initiated an action in the Circuit Court, Hillsborough County, Florida against CannaPharmaRx, Inc. (the Colorado corporation), CannaPharmaRx, Inc. Acquisition Corp., Golden Dragon Holding Company, Herick, Crocker, Smeeding, Liess, and Sherwood (Case No. 14-CA-010970), which was removed to the United States District Court, Middle District of Florida, Tampa Division, and assigned Case No. 8:14-cv-02969-MSS-TGW (“the Cohen Case”). Cohen alleged various contract and employment-related claims, as well as made allegations of what he believed had been corporate fraud, misappropriation, breach of fiduciary duty, and SEC or SOX-related violations;

WHEREAS, the Company and all the individuals who have been sued by COHEN in the Cohen Case categorically and vehemently deny all of COHEN’s claims and allegations, have maintained that the allegations are false, and were prepared to assert counterclaims of their own until this resolution and COHEN’s retraction of certain of these allegations was achieved;

WHEREAS, Golden Dragon Holding Company initiated an action against COHEN for libel and tortious interference with its business relationships in the United States District Court, District of New Jersey, which was assigned Case No. 1:14-cv-07073-RMB-AMD (“the Golden Dragon Case”);

WHEREAS, to avoid any further time commitment and legal expense, the Company and COHEN (hereinafter collectively referred to herein as “the Parties”) now wish to resolve and settle amicably the Cohen Case, the Golden Dragon Case, and any and all other claims of whatever kind or nature that the Parties may have against each other;

THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. Mutual Dismissal of Actions. Within three (3) business days of the execution of this Agreement, COHEN agrees to voluntarily dismiss the Cohen Case with prejudice, and the Company agrees to voluntarily dismiss the Golden Dragon Case with prejudice. Each Party authorizes its counsel to file with the Court the necessary paperwork to accomplish these dismissals with prejudice, and these entries shall provide that each party shall bear its/his own costs, expenses and attorneys’ fees.

2. Settlement Payment. CPRx agrees to purchase COHEN’s 2,250,000 common shares of CPRx (the privately held Colorado corporation) for Three Hundred Fifty Thousand Dollars and Zero Cents ($350,000.00) in cash, subject to Form 1099 reporting (the “Settlement Payment”). COHEN agrees that the Settlement Payment is intended to and does compensate him for the value of his CPRx             shares, and no portion of this consideration is intended to or does compensate COHEN for the claims he brought or could have brought in the Cohen Case or any other claims that he has or may have, whether known or unknown, at the time of the execution of this Agreement. The Settlement Payment is subject to the following terms and conditions and payment schedule:

(a)	Pay COHEN Eighty Five Thousand Dollars and Zero Cents ($85,000.00) by wire transfer via his lawyer’s trust account after the effective date of this Agreement and within three business days after the submission to the courts of a dismissal with prejudice of the Cohen Case and the Golden Dragon Case.

(b)	Pay COHEN Fifteen Thousand Dollars and Zero Cents ($15,000.00) on the first of each calendar month thereafter for seventeen (17) months via wire transfer to COHEN, and with a final payment of Ten Thousand Dollars and Zero Cents ($10,000.00) on the first day of the next calendar month thereafter.

(c)	CPRx agrees to pay COHEN all remaining unpaid monthly payments in one lump sum payment, via wire transfer to COHEN, within ten business days upon CPRx raising an aggregate of Seven Million Dollars and Zero Cents ($7,000,000.00) or more in permanent capital (for the sake of clarity, this would not include any capital raised via a debt instrument) after the effective date of this Agreement.

(d)	In addition to such cash payment, and in exchange for COHEN (1) surrendering all of his 2,250,000 common shares of CPRx (the privately held Colorado corporation); and (2) releasing any and all claims and rights (including dissenter’s rights) related in any way to the issuance, surrender, or forfeiture of such shares, CPRx agrees to grant and provide COHEN with Six Hundred Thousand (600,000) unregistered restricted shares (the “Settlement Shares”), in CPRx, the Delaware corporation. Such grant of Settlement Shares will be subject to the terms and conditions of, and COHEN entering into, a Subscription Agreement with CPRx, which also will contain reasonable and necessary metering restrictions. A copy of such Subscription Agreement is attached hereto as Appendix A and is incorporated into this Agreement in its entirety.

(e)	COHEN acknowledges and agrees that he will be responsible for all federal, state, and local tax consequences and obligations related to the foregoing payments and grant of restricted shares, and agrees to indemnify, defend and hold harmless the Company from all such tax consequences and obligations. COHEN agrees that he will forfeit such payments and will be responsible for reimbursing CPRx for the same if he violates his obligations under this Agreement.

3. URL Transfer. COHEN will transfer and assign to CPRx all contractual and all other legal rights to the URL “CannaPharmaRx.com.”

4. Withdrawal of Certain Allegations. Within no later than three (3) business days after the effective date of this Agreement, COHEN shall issue electronically from PRNewswire.com a copy of the press release attached hereto as Appendix B. COHEN will also provide the Company and each of the defendants named in the Cohen Case with a signed, unsworn letter on his personal letterhead containing the content of the letter attached hereto as Appendix C which states, among other things, that he withdrawals certain allegations he made in the Cohen Case. CPRx agrees to redact the contents of the letter and replace the same with a “Confidential” stamp if and when it files the letter with the SEC as an attachment to this Agreement. The same will apply to any other governmental filing or submission of the Agreement that CPRx may be required to make. The named defendants in the Cohen Case will also remain free to use or disclose the press release and the letter for any business, employment-related or personal purpose. But, CPRx and the named defendants agree not to publish the letter on the internet, including on any website, except they will remain free to privately email the letter by PDF for the business, employment-related and personal purposes identified in this Paragraph. The Company and the individual Defendants also will remain free to send or publish the press release on the internet. The Parties acknowledge and agree that they have negotiated the terms of the press release and the letter as part of their settlement and this Agreement.

5. Behavior. COHEN agrees to be bound to the Confidential Information and Returning Company Documents obligations set forth in Sections 7.A and 7.B of the Employment Agreement document provided to him by Golden Dragon Holding Co. and which he signed, the obligations of which are incorporated “as is” into this Agreement. A copy of Sections 7.A. and 7.B. are attached to this Agreement as Appendix D.

6. Forfeiture. If COHEN breaches any of his obligations under the Agreement, CPRx may immediately cease any payments still owed to COHEN under Paragraph 1 of this Agreement, and will be entitled to seek forfeiture and return by COHEN of any shares granted or payments made to him previously under the Agreement.

7. Entire Amount of Monetary Consideration. The Parties agree that this Agreement sets forth the entire amount of monetary and other consideration to which COHEN is entitled from the Company and that he will not seek any further compensation, shares or monies of any kind or nature from the Company, including but not limited to back pay, severance pay, front pay, wages, overtime, vacation pay, bonuses, benefits, attorneys’ fees, costs, interest, damages (whether compensatory, punitive or otherwise), business expenses, or other monies.

8. Termination of Relationship. COHEN acknowledges that any business, consultancy, or employment affiliation he may have had with the Company ended on October 23, 2014. Unless the Company agrees in advance and in writing that COHEN may submit an application for employment or reemployment with the Company, COHEN agrees that he will not apply for, seek or accept employment or reemployment with the Company at any time, that the Company shall have no obligation to employ, reemploy, or otherwise associate with him in the future, and that this Paragraph represents a valid, non-discriminatory, non-retaliatory reason to decline to consider his application and to refuse to employ, reemploy him, or associate with him if he applies or reapplies contrary to this Agreement.

9. Representations and Warranties. COHEN represents and warrants that he has no pending charges, claims, suits, complaints or grievances against the Company with any federal, state, local or other governmental agency, or in any court of law, and has not suffered any work-related injury or illness within two years prior to the effective date of this Agreement. COHEN acknowledges and agrees that he has been fully and properly paid for all hours in which he provided services to the Company. COHEN has requested and received such information in connection with the execution of this Agreement as he believes to be necessary in order to make an informed decision to enter into this Agreement and to bind himself as set forth herein, and he has had an opportunity to discuss this information with his own advisors and consultants and obtain answers to any questions that he may have had. COHEN further acknowledges and agrees that the Settlement Payment is only an estimate of the value of his shares and could differ from the value that might be determined in some other context by some other party. COHEN has based his decision to sell his shares on (i) his own independent due diligence investigation, (ii) his own expertise and judgment, and (iii) the advice and counsel of his own legal, tax, and economic advisors and consultants. COHEN represents and warrants that he has not relied on any representations or omissions made by the Company in connection with this Agreement, COHEN agrees that the Company will not be liable for COHEN’s use of the information he was provided by the Company in connection with this Agreement, and COHEN waives any claims for fraudulent inducement based on any misrepresentations or omissions by the Company in connection with this Agreement.

10. Covenant Not to Sue. COHEN agrees not to file any charges, claims, suits, complaints, or grievances against the Company with respect to any aspect of his affiliation with, or separation from, the Company, or with respect to any other matter whatsoever, whether known or unknown to him at the time of execution of this Agreement, with the exceptions of: (a) any claim that the Company breached its commitments under this Agreement; and (b) any claims that the law precludes him from waiving by agreement.

11. Release of Claims.

(a) Release by Cohen. COHEN acquits, releases, and forever discharges the Company of and from all, and in all manner of, actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which he ever had, or may now have, with respect to any aspect of his affiliation with the Company, or with respect to any other matter whatsoever, whether known or unknown to him at the time of execution of this Agreement, including, but not limited to, claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages, including but not limited to claims for personal injuries, pain and suffering, emotional distress, health care expenses, back pay, front pay, separation pay, wages, benefits, attorney’s fees, costs, interest, other monies or the shares he was issued and owns in CannaPharmaRx, Inc. (the privately held Colorado corporation), any claims or liability based on the distribution by the Company of the press release or letter referenced in Paragraph 4 above where the distribution is permitted under this Agreement, or any claims that might arise as a result of any determination that the value of his shares at the time of execution of this Agreement was more or less than the Settlement Payment, but excluding: (i) any claim for breach of this Agreement; and (ii) any claims the law precludes from waiving by agreement.

(a) (b) Release by the Company. The Company acquits, releases, and forever discharges COHEN of and from all, and in all manner of, actions and causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which the Company ever had, or may now have, with respect to any aspect of its affiliation with COHEN, or with respect to any other matter whatsoever, whether known or unknown to the Company at the time of execution of this Agreement, including, but not limited to, claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages, including but not limited to claims for attorney’s fees, costs, or interest, but excluding: (a) any claim for breach of this Agreement; and (b) any claims the law precludes from waiving by agreement.

12. Laws Included in Release. COHEN agrees that with the exception of any action for breach of this Agreement or that the law precludes him from waiving by agreement, his covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had or may now have against the Company under any present or future federal, state, or local statute or law, including, but not limited to the Constitutions of the United States and the State of Florida; the Florida Civil Rights Act of 1992; the Florida Equal Pay Act, § 725.07, Florida Statutes; the Florida Whistleblower Act, § 448.102, et seq., Florida Statutes; the Florida’s Workers’ Compensation Statutes; Florida’s Workers’ Compensation Anti-Retaliation Provision, § 440.205, Florida Statutes; Florida’s Wage Rate Provision, § 448.07, Florida Statutes; Florida’s Attorneys’ Fees Provision for Successful Litigants in Suits for Unpaid Wages, § 448.08, Florida Statutes; and any other claims for unpaid or delayed payment of wages, vacation, overtime, missed or interrupted meal periods; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991, PL. 102-166; the ADEA and the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the FLSA and the Equal Pay Act of 1963, 29 U.S.C. §201, et seq.; the FMLA; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §553, et seq.; the National Labor Relations Act, 29 U.S.C. §141, et seq.; COBRA; and any statutory amendments.

13. Waiver of Unknown Claims. The Parties intend that this Agreement shall bar each and every claim, demand, and cause of action hereinabove specified, whether known or unknown to them at the time of execution of this Agreement. As a result, they acknowledge that they might, in the future, discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Parties waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

14. Mutual Non-Disparagement and Non Admission. CPRx and COHEN agree not to make, publish or communicate publicly any false or intentionally disparaging remarks or statements about the other. For CPRx and its related entities, such obligation will only apply to their then directors and officers while they are holding such positions with CPRx, and that only the corporate entity, not any individual officer or director, will be subject to liability for any violation of this obligation. The Parties also agree that neither is admitting to any liability owed to the other. For the avoidance of doubt, COHEN acknowledges that the statements described in paragraph 4 of this Agreement are not false and do not disparage him, and the Company’s distribution of the press release and letter as set forth in Paragraph 4 above are not a breach of the Company’s non-disparagement obligations.

15. Confidential Information and Trade Secrets. COHEN acknowledges that the confidential information and trade secrets of the Company, including business and financial information, plans, ideas, programs, designs, drawings, methods, materials, equipment, customer lists, inventions, processes, files, materials, and the like, are valuable assets of the Company, the disclosure of which to those outside the Company could cause immediate and irreparable harm to the Company. COHEN therefore agrees that except upon the prior written consent from the Company, he will not use, convey, or disclose to any person, corporation or entity any such confidential information or trade secrets that he may have acquired or gained access to while he was associated with the Company.

16. Non-Interference with Gary Cohen’s Legally Protected Rights. The Company and COHEN understand and agree that nothing in this Agreement interferes with or in any way restricts the Parties’ legal rights to participate or cooperate truthfully in any inquiry, investigation or proceeding by any federal, state or local government agency charged with the enforcement of any laws. The Company and COHEN agree, however, that COHEN is releasing and waiving any right or demand to recover for himself (as COHEN is defined in this Agreement) any monetary damages, award, or other legal or equitable relief in connection with any such inquiry, investigation, or proceeding.

17. Return of Company Property. By or before the effective date of the Agreement, COHEN shall return to the Company, in a manner and at a location as the Company directs, all property of the Company of any kind in his possession or under his control, including but not limited to all computers, laptops, computer passwords, phones, keys, credit cards, book displays, marketing materials), and any hard copies and electronic business records. By signing this Agreement, COHEN acknowledges that he has not kept possession of, or deleted, destroyed, encrypted, downloaded, emailed, or copied, any of the Company’s electronic business information for the purpose of using, possessing or disclosing the same for any personal, business or other purpose following his separation from CPRx.

18. Cooperation in Legal Matters. For the seventeen-month period following the effective date of this Agreement, COHEN agrees that upon reasonable notice from the Company, he will make himself available to the Company, and cooperate with and assist the Company, in connection with any proceeding before a federal, state, or local governmental agency, or in any arbitration or court of law, pertaining to any matter for which he has knowledge or information as a result of his affiliation with the Company through the effective date of this Agreement. In the event that a subpoena or other lawful process is properly served upon COHEN requiring production or disclosure of information or documents concerning the foregoing matters, COHEN or his legal counsel shall promptly notify the Company’s President, in writing, and provide the President with copies of any subpoena or other process served upon him. COHEN shall thereafter make such documents available to the Company for inspection and copying at a reasonable time and place designated by the Company prior to their production. In the event that the subpoena or other process requires testimony or statements from COHEN, COHEN agrees to meet, telephonically or in person, with attorneys or agents designated by the Company, at a time and place designated by the Company and prior to the testimony, for the purpose of discussing such testimony. Nothing herein shall give the Company the right to control or dictate the content of any testimony given by COHEN, or any documents produced by him, it being understood that COHEN shall testify truthfully and shall provide all information lawfully required of him. In the event that the Company requires any information or testimony from COHEN in connection with any claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, COHEN agrees to cooperate reasonably but fully with the Company, including: (a) appearing at any trial, hearing, deposition or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a time and place designated by the Company and prior to the testimony, for the purpose of discussing such testimony and any other matters relating to the claim; and (c) providing the Company with any documentation in COHEN’s custody or control. The Company agrees to reimburse COHEN for reasonable costs, pre-approved by the Company, that he incurs in assisting the Company in the foregoing matters. The Parties agree that the provisions of this Paragraph shall not apply to any action brought under this Agreement.

19. Adequate Consideration. COHEN agrees that the covenants and promises made by him in this Agreement are in consideration of the payment and other promises made hereunder by the Company, which he acknowledges to be sufficient, just and adequate consideration for his covenants and promises. COHEN further acknowledges that, but for his execution of this Agreement, he would not be entitled to the settlement payment or Settlement Shares being provided to him under this Agreement.

20. Non-Disclosure. The Parties agree not to disclose the terms of this Agreement publicly except as may be required by law, in any SEC filing or other similarly required public disclosure or release, or as CPRx may reasonably need to do so for business purposes (such as in a discussion with a future investor or shareholder, etc.). COHEN agrees not to disclose the terms of the Agreement to anyone other than his counsel, tax or financial advisors, immediate family members (or current girlfriend), subject to each of their respective agreements to keep the terms strictly confidential and to not disclose the terms to any other person or entity.

21. Relief for Breach. The Parties agree that if either Party at any time asserts that any of the terms of this Agreement have been violated, that Party shall have the right to seek specific performance of such term or terms, appropriate injunctive relief to prevent a breach of the term or terms, and any other necessary and proper relief, including monetary damages, from any court of competent jurisdiction, and that the prevailing Party (by court judgment, order, verdict or a private settlement) shall be entitled to recover its reasonable costs (including discovery costs), expenses and attorney’s fees incurred in connection with any such legal and/or equitable action.

22. Governing Law and Interpretation. The Parties agree that this Agreement shall be construed in accordance with New Jersey law, that any action brought by any Party hereunder may be instituted and maintained only in the appropriate federal or state court located in New Jersey where CPRx maintains its headquarters, and that the Parties consent and agree to the personal jurisdiction and subject matter jurisdiction of either such court, and that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any Party.

23. Modification, Waiver and Assignment. This Agreement shall not be changed, modified, terminated, canceled or amended except by a written instrument signed by both CPRx and COHEN. The failure to exercise or a delay in exercising, any right, remedy or power under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof. The Parties agree that the Company, but not COHEN, may assign its rights and obligations under this Agreement without notice to or consent from COHEN.

24. Notices. Any notices required or permitted to be given under this Agreement shall be in writing, sent by certified or registered mail, as follows:

To GARY COHEN:	To the Company:
Gary Cohen 8615 Vivienne Bass Way Odessa, Florida 33556	CannaPharmaRx, Inc. Attn: President 1 Collins Drive Suite 100 Carney’s Point, NJ 08069-3640

25. Headings and Electronic Signature. The headings used in this Agreement are descriptive only, are for the convenience of identifying provisions, and are not determinative of the meaning or effect of any provision. The parties agree that hard copy and electronic copies of their signatures to this Agreement shall be deemed original signatures.

26. Entire Agreement. The Parties agree that this Agreement, together with its Appendices A- D, constitute the entire agreement between them and that except to the extent referred to herein or incorporated herein by reference, there exist no other agreements, oral or written, express or implied, relating to any matters covered by this Agreement, or relating to any other matter whatsoever, whether or not within the knowledge or contemplation of any of the Parties at the time of execution of this Agreement.

27. Acknowledgement. COHEN acknowledges and agrees:

(a)	He has had more than ample time within which to review and consider signing this Agreement;

(b)	He was advised and hereby is advised in writing to consult with an attorney of his choice (namely Dale James Morgado, Esq.), at his expense, prior to signing this Agreement;

(c)	He has read the terms of this Agreement, he agrees that this Agreement is written clearly and with language he understands, and he has knowingly, voluntarily and of his own free will agreed to the terms of this Agreement for the purpose of fully and finally compromising and settling any and all claims, disputed or otherwise, of any kind or nature that he ever had or may now have against the Company arising out of his association with and/or separation from the Company, and arising out of any other matter, whether known or unknown to him at the time of execution of this Agreement;

(d)	He is not waiving any claims or rights that may arise after the execution of this Agreement under the ADEA, or otherwise;

(e)	The settlement payment provided to him under Paragraph Nos. 2(a) and 2(b) hereof exceed the amount to which he would have otherwise been entitled as a result of his separation from the Company and are in exchange for him signing this Agreement.

28. Effective Date. The Parties agree that the effective date of this Agreement shall be the last date that a Party to this Agreement enters its/his signature to this Agreement.

WHEREFORE, the Parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.

CANNAPHARMARX, INC. ("CPRx")		GARY COHEN
By:	/s/ Gerald Crocker	By:	/s/ Gary Cohen

Its:	Chief Executive Officer—		GARY COHEN

Dated:	3/30/15	Dated:	3/30/15

THE COMPANY AS DEFINED IN THIS AGREEMENT, INCLUDING GOLDEN DRAGON HOLDING CO., CANNAPHARMARX, INC. (THE PRIVATELY HELD COLORADO CORPORATION), AND CANNAPHARMARX ACQUISITION CORP.

By:	/s/ Gerald Crocker

Its:	Chief Executive Officer—

Authorized Representative
Dated:	3/31/15

GARY HERICK			GERALD CROCKER
By:	/s/ Gary Herick	By:	/s/ Gerald Crocker

	Gary Herick		Gerald Crocker
Dated:	3/30/15	Dated:	3/30/15_

JAMES SMEEDING		ROBERT LIESS
By:	/s/ James Smeeding	By:	/s/ Robert Liess

	James Smeeding	Robert Liess
Dated:	3/30/15	Dated:	3/30/15_

MATHEW SHERWOOD

By:	/s/ Mathew Sherwood

Mathew Sherwood
Dated:	March 30, 2015

APPENDIX A

Subscription Agreement between CPRx and Gary Cohen

Subscription Agreement

CANNAPHARMARX

A Delaware Corporation

COMMON STOCK
(Restricted)

SUBSCRIPTION AGREEMENT AND REPRESENTATIONS

TO: CannaPharmaRx, Inc.

Board of Directors

Gentlemen:

I, Gary M. Cohen, understand that CannapharmaRx, Inc., a Delaware Corporation (the “Company”) has agreed to issue 600,000 restricted Shares of Common Stock of the Company (the “Shares”), pursuant to a Settlement and Mutual Release of Claims Agreement (“Settlement Agreement”) between the Company and me per the effective date of the Settlement Agreement, containing specific terms and conditions incorporated herein by this reference.

I hereby subscribe and agree to accept 600,000 Shares of restricted common stock of the Company and upon acceptance by the Company, I agree to become a Shareholder of the Company under terms hereof, which include the terms of the Metering Agreement as attached hereto as Exhibit A and incorporated herein by this reference.

In order to induce the Company to accept my offer, I represent as follows:

(1)	ACKNOWLEDGMENT OF REVIEW OF INFORMATION ABOUT COMPANY. I hereby acknowledge that I have reviewed all pertinent publicly filed documents relating to the Company, including its SEC filings, including financial information necessary to execute this Agreement.

(2)	AVAILABILITY OF INFORMATION. I hereby acknowledge that the Company has made available to me the opportunity to ask questions of the Company and any other person or entity acting on its behalf, concerning the information contained in the publicly filed corporate documents and to obtain additional pertinent information, to the extent the Company possesses such information for public dissemination . I further represent that I am not relying on (and will not at any time rely on) any communication (written or oral) of the Company, as investment advice or as a recommendation to acquire the Shares, it being understood that information and explanations related to the terms and conditions of the Shares and the other publicly filed and publicly disseminated corporate documents shall not be considered investment advice or a recommendation to acquire the Shares.

(3)	REPRESENTATIONS AND WARRANTIES. I represent and warrant to the Company that all of my Representations herein are true and correct and understand that the Company is relying upon the accuracy and completeness of my representations and warranties in connection with the availability of an exemption for the offer and issuance of the Shares from the registration requirements of applicable federal and state securities laws.

(4)	RESTRICTED SECURITIES.

(a)	I understand that the Shares have not been registered under the Securities Act of 1933, as amended (The Act), or any state securities laws.

(b)	I understand that if my subscription is accepted and the Shares issued, I cannot sell or otherwise dispose of the Shares, unless the shares being sold are registered under the Act or the state securities laws or exemptions there from are available (and consequently, that I must bear the economic risk of the investment for an indefinite period of time).

(c)	I understand that the Company has no obligation now or at any time to register the Shares under the Act or the State securities laws or obtain exemptions there from.

(d)	I understand that the Company will restrict the transfer of the Shares in accordance with the foregoing representations.

( e) I understand that the Company is a thinly traded OTC company, there is a high risk that the shares may remain illiquid for an extended length of time, and that the market is highly dependent on the success of the Company, over which I will have no control.

(5)	LEGEND.

I agree that any certificate representing the Shares will contain and be endorsed with the following, or a substantially equivalent, LEGEND:

“These Shares have been acquired in a transaction not subject to the registration requirements of the Securities Act of 1933, as amended, pursuant to an investment representation by the holder and shall not be sold, pledged, hypothecated or donated, or otherwise transferred except upon the issuance to Company of a favorable opinion by counsel acceptable to it and the submission to the Company of other evidence satisfactory to and as required by counsel to the company; that any such transfer will not violate the Securities Act of 1933, as amended, and applicable state securities laws.

The Shares represented by this certificate are subject to a Metering Agreement between the Company and the holder and may only be sold in accordance with the terms of the Metering Agreement.”

(6)	AGE: CITIZENSHIP.

I am at least twenty-one (21) years old and a citizen of the USA.

(7)	ACCURACY OF INFORMATION.

All information which I have provided to the Company concerning my financial position, sophistication, and knowledge of financial and business matters is correct and complete as of the date set forth herein.

(8)	OFFERING PROCEDURE.

I understand that this subscription offer is subject to each of the following terms and conditions:

(a)	This subscription offer shall become binding upon the Company only when accepted, in writing, by the Company, concurrent with the execution of the Settlement Agreement incorporated by reference herewith.

(b)	This subscription offer may not be withdrawn by me, after acceptance by the Company.

(9)	SUITABILITY. I hereby further warrant and represent:

(a)	That I can afford a complete loss of the stock value and can afford to hold the securities being received hereunder for an indefinite period of time;

(b)	That I consider this investment a suitable investment, and I am sophisticated in business and investment matters, including stock ownership;

(c)	That I have had substantial prior experience in financial matters and investments; and

(d)	I have such knowledge and experience in business and financial matters that I am capable of evaluating the Company and proposed activities thereof, the risks and merits of investment in the Shares and of making an informed investment decision thereon, and am not utilizing a purchaser representative in connection with evaluating such risks and merits.

(10)	RESTRICTIONS.

This Subscription Agreement is personal to me. It may not be sold, transferred, assigned or otherwise disposed of to any other person, natural or artificial.

(11)	CONDITIONS.

This Subscription Agreement shall become binding upon the Company only when accepted, in writing, by the Company, concurrent with the execution of the Settlement Agreement incorporated by reference herewith.

(12)	AFFIRMATIVE REPRESENTATIONS.

(a)	I have reviewed carefully the Company information I deem necessary, including this Subscription Agreement. I am aware that:

(i)	There are substantial risks incident to the ownership of Shares in the Company, and such Shares are highly speculative and involves a high degree of risk of loss by me of value therein; and

(ii)	No federal or state agency has passed upon the Shares or made any finding or determination concerning the fairness of this investment.

(b)	I acknowledge that I have been advised to consult my own attorney concerning the investment, and I am represented by Dale Morgado, Esq. in this matter.

(c)	I acknowledge that the investment in the Company is an illiquid investment. In particular, I recognize that:

(i)	Due to restrictions described herein and the lack of a significant public market for these Shares, in the event I should attempt to sell my Shares of the Company, my investment will be highly illiquid and probably must be held indefinitely.

(ii)	I must bear the economic risk of investment in the Shares for an indefinite period of time, since the Shares has not been registered under the Securities Act of 1933, as amended. Therefore, the Shares cannot be offered, sold, transferred, pledged, or hypothecated to any person unless either subsequently registered under said Act or an exemption from such registration is available and the favorable opinion of counsel for the Company to that effect is obtained.

(iii)	My right to transfer my Shares will be restricted as provided in this Subscription Agreement, and the Metering Agreement attached hereto as Exhibit A which is a material inducement to the Company to issue the shares.

(d)	I represent to the Company that:

(i)	I have carefully reviewed and understand the risks of, and other considerations relating to, the acquisition of the Shares, including the risks set forth in this Subscription Agreement;

(ii)	I am acquiring the Shares for which I hereby subscribe for my own account, as principal, for investment purposes only and not with a view to the resale or distribution of all or any part of such Shares, and that I have no present intention, agreement or arrangement to divide my participation with others or to resell, transfer or otherwise dispose of all or any part of the Shares subscribed for unless and until I determine, at some future date, that changed circumstances, not in contemplation at the time of this purchase, makes such disposition advisable;

(iii)	I have adequate means of providing for my current needs and personal contingencies and have no need for liquidity in this investment;

(iv)	I consider myself sophisticated as an investor and have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of investment in the Shares and make an informed decision; and

(v)	I have previously invested in private placements of stock.

(e)	I hereby adopt, accept, and agree to be bound by all the terms and conditions of this Agreement, and by all of the terms and conditions of the Articles of Incorporation, and amendments thereto, and By-Laws, applicable to a Shareholder such as myself. Upon acceptance of this Subscription Agreement by the Company under the term hereof, I shall become a Shareholder for all purposes, and the Shares subscribed shall be issued.

(f)	This Subscription Agreement, upon acceptance by the Company, shall be binding upon my heirs, executors, administrators, successors, and assigns.

(13) INDEMNITY.

I hereby agree to indemnify the Company and hold the Company harmless from and against any and all liability, damage, cost, or expense incurred on account of or arising out of:

(a)	Any inaccuracy in my declarations, representations, and warranties hereinabove set forth;

(b)	The disposition of any of the Shares which I will receive, contrary to my foregoing declarations, representations, and warranties; and

(c)	Any action, suit or proceeding based upon (1) the claim that said declarations, representations, or warranties were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company; or (2) the disposition of any of the Shares or any part thereof.

(14) GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey. Any action brought by either party hereunder must be instituted and maintained only in the appropriate federal or state court located in the county of New Jersey where the Company maintains its headquarters, and that the parties consent and agree to the personal jurisdiction and subject matter jurisdiction of either such court.

(15) TITLE.

I will hold title to my Shares solely in my own name as subscriber.

(16) WAIVER.

As a specific inducement to the Company to enter into this Subscription, Gary M. Cohen hereby waives and releases any and all claims whatsoever against Company, its officers, directors and agents, relating to disclosure, corporate governance, representations not expressly contained herein, arising under this Agreement up through date hereof.

IN WITNESS WHEREOF, subject to acceptance by the Company and terms hereof, I have completed this Subscription Agreement to evidence my Subscription as set forth hereinabove, and I agree to accept, pursuant to this Subscription Agreement, and the concurrent Settlement Agreement, the amount of 600,000 Shares of the Company’s restricted common stock, under the terms hereof.

/s/ Gary M. Cohen
Gary M. Cohen, Subscriber

THIS SUBSCRIPTION OFFER IS ACCEPTED THIS 1st DAY OF April, 2015.

CANNAPHARMARX, INC.

By:       /s/ Gerald Crocker

Gerald Crocker, CEO

EXHIBIT A

Metering Agreement

METERING AGREEMENT

THIS METERING AGREEMENT (“Agreement”) is made effective as of this 1st day of April 2015, by and among Gary M. Cohen (“Shareholder”) and CannaPharmaRx, Inc., a Delaware corporation (the “Company”), and the consideration herefore is acknowledged as being the Settlement and Mutual Release of Claims Agreement (“Settlement Agreement”) entered into between the Company and Shareholder concurrently herewith.

WHEREAS, the Shareholder holds common stock of the Company, constituting 600,000 shares of restricted common stock of CannaPharmaRx, Inc., a Delaware Corporation (“SHARES”), received as part of the consideration in the Settlement Agreement.

WHEREAS, the Company believes it is in the best interests of its stockholders to maintain an orderly trading market for shares of the Company’s common stock, and Shareholder has represented that he is holding the SHARES for long-term investment;

WHEREAS, the Company desires the Shareholder to meter the selling of the SHARES held by the Shareholder to encourage orderly trading in shares of the Company’s common stock; and to minimize volatility for benefit of shareholder and all other stockholders.

WHEREAS, in order to induce the Company to enter into the Settlement Agreement, concurrently herewith, Shareholder agrees to the terms herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. TERMS OF METERING.

a) the Shareholder understands and agrees that the shares are “restricted” within the meaning of Rule 144 under the Securities Act of 1933;

b) the Shareholder agrees, that without the prior written consent of the Company, for a period of one year the Shareholder will not make or cause any sale of the SHARES which, as of or after the date of this Agreement, the Shareholder owns either of record or beneficially;

c) after one year from date hereof the Shareholder, shall have the right, but not the obligation, to sell into the market, in any ninety day period, an amount of Common Shares equal to      % of the total shareholding not to exceed, with each day’s trade, the average daily trading volume of the Company’s Common Shares, computed for the prior 60 calendar days. Block Trades (25,000 shares or more) may only be sold into the trading market by the Shareholder with the written consent of the Company, in its sole discretion. Furthermore, the Shareholder will permit all certificates evidencing the SHARES to be endorsed with the appropriate restrictive legends and will consent to the placement of appropriate stop transfer orders pursuant to this Agreement with the transfer agent of the Company;

d) when eligible, under the terms hereof and under Rule 144, the Shareholder must notify the Company of the number of SHARES he intends to sell as well as the estimated dates, so that the specified SHARES can be cleared and deposited. The Shareholder shall provide all of his trading records for the securities for the previous 90 days together with the request to clear SHARES; and

e) The Company will process and clear the share certificates for the specified increments of shares within five (5) business days from written Notice and Receipt of all necessary information from Shareholder.

2. TRANSFER; SUCCESSOR AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3. GOVERNING LAW. This Agreement shall, to the fullest extent allowed by law, be construed, interpreted and enforced in accordance with the laws of the State of New Jersey , without regard to or application of conflict of law rules. Any action brought by either party hereunder must be instituted and maintained only in the appropriate federal or state court located in the county of New Jersey where the Company maintains its headquarters, and the parties consent and agree to the personal jurisdiction and subject matter jurisdiction of either such court,

4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6. NOTICES.

(a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given or made upon (i) the Shareholder at such Shareholder’s address set forth on the signature page hereto; and (ii) the Company at its home office in Carney’s Point, New Jersey.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by overnight courier, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the other, alter its address or respondent and such notice shall be given in accordance with the terms of this Section 6.

7. ATTORNEY’S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the prevailing party’s reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such prevailing party may be entitled as determined by such court, equity or arbitration proceeding.

8. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of the Company and the Shareholder.

9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party to this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

11. ENTIRE AGREEMENT. This Agreement and the documents referred to herein (Settlement Agreement and Mutual Release) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties are null and void. Any remedies for violation of this Agreement shall be governed by the terms of the Settlement Agreement. However, should shareholder violate the terms of this Agreement, Company shall have the immediate right to suspend all releases of restrictions and shares for sales for a period of one year from discovery of each violation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Gary M. Cohen

Gary M. Cohen, Shareholder

8615 Vivienne Bass Way

Odessa, Florida 33556

For the Company:
/s/ Gerald E. Crocker_________________
CannaPharmaRx, Inc. By its President 1 Collins Drive Suite 100 Carney’s Point, NJ 08069-3640

APPENDIX B

LAWSUITS INVOLVING GARY M. COHEN, CANNAPHARMARX, AND GOLDEN DRAGON HOLDING CO. HAVE BEEN RESOLVED AND DISMISSED

Tampa, Florida – The lawsuit filed in Florida on October 30, 2014 against CannaPharmaRx, Gary Herick, Gerry Crocker, Jim Smeeding, Mat Sherwood and Bo Liess by former CannaPharmaRx executive Gary M. Cohen has been resolved and dismissed.  The parties amicably resolved their differences before any discovery occurred or before any decision by the court on the merits of any claims. Mr. Cohen had alleged various contract and employment-related claims, as well as made allegations of what he believed had been corporate fraud, misappropriation, breach of fiduciary duty, and SEC or SOX violations. CannaPharmaRx and all the individuals who had been sued categorically denied all of Mr. Cohen’s claims allegations, have maintained that the allegations were false, and were prepared to assert counterclaims of their own. As part of the parties’ resolution, Mr. Cohen has agreed to retract his allegations.

In addition, Golden Dragon Holding Co. and Mr. Cohen have resolved their differences in Golden Dragon’s lawsuit filed against Mr. Cohen on November 11, 2014 in New Jersey.  Golden Dragon has dismissed its claims of libel and tortious interference.  In his answer to the complaint, Mr. Cohen maintained that he had not libeled Golden Dragon or tortiously interfered with its business relationships.

APPENDIX C

Letter

April 2, 2015

CannaPharmaRx, Inc.
CannaPharmaRx, Inc. Acquisition Corp.
Golden Dragon Holding Co.
1 Collins Drive Suite 100
Carney’s Point, NJ 08069-3640
Gary Herick
161 Bronco Drive
Edwards, CO 81620
Gerald Crocker
43 Fredrick Boulevard
Swedesboro, NJ 08084
James Smeeding 4029 Gilbert Avenue Dallas, TX 75219 Robert Liess 2602 West Sam Allen Road Plant City, FL 33565-5046 Mathew Sherwood 1537 Rainbow Drive Silverthorn, CO 80598

Re: Resolution

Gentlemen:

As you know, between approximately the end of April 2014 until the end of October 2014, I helped form and acted as the President and Chief Operating Officer of CannaPharmaRx, Inc., the privately-held company incorporated in the state of Colorado. I provided my services to the company while working out of my home in Odessa, Florida. I also served as a member of the company’s Board of Directors and I was issued shares in the privately held company.

At the end of October 2014, the company made a business decision to remove me from the Board, and asked that I no longer act as an officer for the company.

At the time of my departure, the company disputed that it had entered into or approved an employment agreement with me. I believed we did have a binding agreement and that the agreement entitled me to receive certain severance pay and benefits. Things became contentious between us. The company ultimately offered me certain separation benefits, but declined to provide me the full amount to which I thought I was entitled. Upon my departure, I admit I was very angry and frustrated. I even orally threatened, in anger, that “I will destroy the company.”

On October 30, 2014, I initiated a lawsuit in Florida, which I amended on November 26, 2014. In the amended complaint, I alleged various legal claims, including based on how I felt the company had breached its obligations under an employment agreement to pay me certain severance benefits. I also alleged that I had not been provided with certain corporate information that I believed, as an officer, I was entitled to receive as a matter of corporate law. But I additionally made allegations of what I thought had been intentionally fraudulent conduct, misappropriation of corporate assets, and breaches of fiduciary duty by certain officers. I also alleged what I thought may have been SEC, SOX, tax code or accounting principle violations.

I now regret having made these additional allegations in my lawsuit. Since filing my lawsuit, I have learned that while I had strong disagreements with some of the company’s business decisions, I did not have specific factual knowledge of decisions or conduct by any officer, director or other individual—including Gary Herick, Gerry Crocker, Jim Smeeding, Mat Sherwood, Bo Liess, or Michael Littman—that rose to the level of intentional fraud, unlawful misappropriation of assets, breach of fiduciary duty, or any SEC, SOX, tax code or accounting principles violations. I now know that no one associated with the company intended to defraud or deceive any governmental agency, shareholder or potential investor in the company. I regret having made these allegations in my lawsuit.

For instance, I have now learned that the company stopped sharing certain internal financial and business information with me because it had concluded that my demanding management style was not going to be a good fit for the company going forward and the Board had started working toward a separation strategy for me. The other members of the executive team—whether rightly or wrongly—also thought legally I was not entitled to receive all the corporate information I was asking to see based on my position as COO as opposed to CEO. Apparently, that makes a difference under corporate law and SEC rules. I have also since learned that internal control requirements under SOX did not apply to the company because it was a start-up and not a seasoned issuer, nor did it meet SOX’s market cap requirements.

Similarly, I have now learned that in conjunction with the company’s hiring of an experienced CFO and a Controller, an extensive audit of the company’s books and records has not revealed fraudulent expenditures of funds, misappropriation of assets, or any improper self-dealing. It appears there were some isolated instances of what might be perceived as excessive spending with potential investors on food, beverage and entertainment (such as for golf). But the results of the initial round of funding were undeniably exceptional. Also, even though it also appears there may have been some inconsistent book keeping as to some business expenditures, I understand that that has been reconciled and corrected. I also now believe the company’s representation to me that all stock share issuance by the company has been closely examined and there are no concerns of any improper issuance or self-dealing there.

Bottom line—given what I have now learned, and in connection with our global resolution of all of our differences, I feel I can now retract the allegations raised in my lawsuit and elsewhere publicly pertaining to corporate fraud, misappropriation of assets, breach of fiduciary duty, or any SEC, SOX, tax code or accounting principle violation. But, I do not withdraw or retract my lawsuit allegations concerning breach of an asserted employment agreement, implied contract, or improper denial to access to internal corporate information.

I am glad we have been able to resolve our differences.

Sincerely,

/s/ Gary M. Cohen

Gary M. Cohen

APPENDIX D

7. Confidentiality, Return of Property, and Covenant Not to Compete.

A. Confidential Information.

(1) Company Information. The Company agrees that it will provide the Executive with Confidential Information, as defined below, that will enable the Executive to optimize the performance of the Executive’s duties to the company. In exchange, the Executive agrees to use such Confidential Information solely for the Company’s benefit. The Company and the Executive agree and acknowledge that its provision of such Confidential Information is not contingent on the Executive’s continued employment with the company. Notwithstanding the preceding sentence, upon the termination of the Executive’s employment for any reason, the Company shall have no obligation to provide the Executive with its Confidential Information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products services, customer lists and customers (including, but not limited to, customers of the Company on whom the Executive called or with whom the Executive became acquainted during the term of the Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing finances or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions.

The Executive agrees at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

(2) Former Employer Information. The Executive agrees that he will not, during her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(3) Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s party to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive shall hold all such confidential or proprietary information in the strictest confidence and not disclose it to any person or entity or use it except as necessary in carrying, out the Executive’s work for the Company consistent with the Company’s agreement with such third party.

B. Returning Company documents. At the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.